Exhibit 18.1

May 6, 2026

The Board of Directors Quanterix Corporation Billerica, Massachusetts
Ladies and Gentlemen:
We have been furnished with a copy of the quarterly report on Form 10-Q of Quanterix Corporation and subsidiaries (the Company) for the three months ended March 31, 2026, and have read the Company’s statements contained in Note 2 to the consolidated financial statements included therein. As stated in Note 2 to those financial statements, the Company changed its method of accounting for shipping and handling costs to classify and present these costs in cost of product revenue rather than in selling, general, and administrative expenses and states that the newly adopted accounting principle is preferable in the circumstances because including these costs in cost of product revenue will better align the costs with the related revenue in the calculation of gross profit. In addition, the change is consistent with the practices of other companies in the same industry. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2025, nor have we audited the information set forth in the aforementioned Note 2 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,

/s/ KPMG LLP